EXHIBIT (10)E(vii)

AMENDMENT NO. 3 TO

ECOLAB INC. 2001 NON-EMPLOYEE DIRECTOR

STOCK OPTION AND DEFERRED COMPENSATION PLAN

(as Amended and Restated Effective as of May 1, 2004)

WHEREAS, Ecolab Inc. (the “Company”) adopted an amended and restated 2001 Non-Employee Director Stock Option and Deferred Compensation Plan, effective as of May 1, 2004 (the “Plan”);

WHEREAS, the Plan was previously amended by Amendment No. 1 to address changes required by Section 409A of the Code and by Amendment No. 2 to effect certain additional changes relating to exercisability and duration of Periodic Options granted on or after May 2, 2008;

WHEREAS, the Company wishes to adopt additional changes to the Plan to comply with the final regulations issued under Section 409A of the Code; and

WHEREAS, the Company wishes to amend certain provisions of the Plan relating to  future grants of Periodic Options, and to amend the terms of certain options currently outstanding under the Plan, in each case to permit cashless exercises of such options on the terms and conditions provided below.

NOW THEREFORE, pursuant to the amending power reserved to the Company’s Board of Directors by Section 14.1 of the Plan, the Board of Directors adopted this Amendment No. 3 to the Plan on October 31, 2008.

Section 1

Section 8.1(b) is amended and restated to read as follows:

“(b)         Time of Distribution.  Distribution of a Participant’s Pre-2005 Sub-Account to a Participant will be made (to the extent a distribution is in the form of a lump sum) or commence (to the extent a distribution is in the form of installments) as soon as administratively practicable after the next Credit Date after the Participant ceases to be a member of the Board; provided that if a lump sum distribution from a Participant’s Share Account would otherwise be made after the record date for a dividend but before the payment date for such dividend, the distribution will be delayed and made as soon as administratively practicable after the earnings credits have been made to the Share Account pursuant to Section 6.2 on the payment date of the dividend.

Distribution of a Participant’s Post-2004 Sub-Account will be made as soon as administratively practicable but not more than 90 days after the next Credit Date after the Participant’s Termination of Service, provided if a lump sum distribution from a Participant’s Share Account would otherwise be made after the record date for a dividend but before the payment date for such dividend, the distribution may be delayed and made as soon as administratively practicable after the earnings credit has been made to the Share Account pursuant to Section 6.2 on the payment date of the dividend, provided the distribution is made within 90 days after the next Credit Date after the Participant’s Termination of Service.

If, at his Termination of Service, a Participant is considered to be a ‘specified employee,’ as defined under Code Section 409A, no distribution will be made before the date that is six months after the Participant’s Termination of Service, or if earlier, upon the Participant’s death.

The date as of which a distribution is due under this Section 8.1(b) is referred to in this Plan as the ‘Time of Distribution.’”

Section 2

Section 8.3(b) is amended by adding the following language to the end of such Section:

“Distribution of a Participant’s Post-2004 Sub-Account to a Beneficiary will be made as soon as administratively practicable but not later than 90 days after the next Credit Date after the date of the Participant’s death; provided that if a distribution from the Participant’s Share Account would otherwise be made after the record date for a dividend but before the payment date for such dividend, the distribution may be delayed and made as soon as administratively practicable after the earnings credit has been made to the Share Account pursuant to Section 6.2 on the payment date of the dividend, provided distribution is made not later than 90 days after the next Credit Date after the Participant’s death.”

Section 3

Section 11.1 is amended by adding the following sentence to the end of such Section:

“The trustee of the Trust shall not be permitted to locate any portion of the Trust assets outside of the United States in violation of Section 409A(b)(1) of the Code.”

Section 4

Section 15 is amended by adding a new Section 15.16A as follows:

“15.16A         Option Exercise Shares.  “Option Exercise Shares” means Shares that are issuable upon the exercise of a Periodic Option that is: (i) currently held by, or later issued to, an individual who is a Qualified Director as of October 31, 2008; or (ii) issued after October 31, 2008 to an individual who subsequently becomes a Qualified Director after October 31, 2008.  For purposes of Section 9.6, Option Exercise Shares will be valued at the Market Price on the exercise date.

by amending and restating Section 15.22, to read as follows:

“15.22             Previously Acquired Shares.  “Previously Acquired Shares” means Shares that (i) are already owned by the Participant and that are, by virtue of the Participant’s holding period or other attributes, acceptable to the Administrator; or (ii) are Option Exercise Shares.

and by adding a new Section 15.31A as follows:

2

“15.31A          Termination of Service.  For purposes of distribution of a Participant’s post-2004 Sub-Account, ‘Termination of Service’ means the individual has ceased to be a member of the Board and has ceased to provide services as an independent contractor (including as a member of the board of directors) of the Company and any other entity with whom the Company would be treated as a single employer under Section 414(b) or 414(c) of the Code.  In all cases, the individual’s Termination of Service must constitute a ‘separation from service’ under Section 409A of the Code.”

Section 5

In addition to the amendments provided above, the terms of all “Elective Options” and “Reload Options” (as such terms were defined in the Plan prior to its amendment on May 1, 2004) held by individuals who are Qualified Directors as of October 31, 2008, are hereby amended to provide that the Administrator, in its sole discretion and upon terms and conditions established by the Administrator, may accept, as payment for the purchase price of the Shares to be purchased upon exercise of any such Elective Option or Reload Option, Shares that are issuable upon the exercise of such options (valued at the Market Price on the exercise date), other than in any case in which the Qualified Director will receive a Reload Option in connection with the exercise.

IN WITNESS WHEREOF, Ecolab Inc. has executed this Amendment No. 3 this 31st day of October, 2008.

ECOLAB INC.

		By:	/s/ Michael L. Meyer
Michael L. Meyer
Senior Vice President – Human Resources

Attest:

By:	/s/ Sarah Z. Erickson
Sarah Z. Erickson
Associate General Counsel – Corporate and Assistant Secretary